UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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METTLER-TOLEDO INTERNATIONAL INC.

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Mettler-Toledo International Inc.
Im Langacher 44 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA
March 16, 2020
Dear Fellow Shareholder:
You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, May 7, 2020, at 8:00 a.m. at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP on 375 Park Avenue, New York, New York.
The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.
We have distributed a Notice of Internet Availability of Proxy Materials instead of delivering paper copies to shareholders who have elected to receive such notice. The notice provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.
Please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet or by telephone by following the instructions on your proxy card.
Sincerely yours,
Robert F. Spoerry
Chairman of the Board

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	8:00 a.m. on Thursday, May 7, 2020
Place:	Fried, Frank, Harris, Shriver & Jacobson LLP, 375 Park Avenue, New York, New York
Items of Business:	1. To elect eight directors
2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm
3. Advisory vote to approve executive compensation
4. To transact any other business properly brought before the meeting
Who Can Vote:	You can vote if you were a shareholder of record at the close of trading on March 9, 2020
Annual Report:	A copy of our 2019 Annual Report is enclosed
Date of Mailing:	On or about March 16, 2020
By order of the Board of Directors
Michelle M. Roe
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2020: This proxy statement and our 2019 Annual Report are available at the Internet address set out on your proxy card.

Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2020 Annual Meeting of Shareholders.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) and as part of our precautions we are planning for the possibility that the annual meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting in person, we will announce by press release alternative arrangements for the meeting as promptly as practicable, including details on how to inspect a list of stockholders of record. The health and well-being of our shareholders and employees is of primary importance to us. We will continue to monitor this situation, and we encourage you to vote your shares by proxy prior to the annual meeting.

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ABOUT THE MEETING AND VOTING

Proposals to be Voted On
Shareholders will vote on the following proposals at the meeting. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.
Proposals
1.
The election of eight directors for one-year terms

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm

3.
Advisory vote to approve executive compensation

We know of no other matter to be brought before the annual meeting. If other matters requiring a vote of the shareholders come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to those matters in accordance with their reasonable judgment.
Shareholders Entitled to Vote
Each share of common stock outstanding as of the close of business on March 9, 2020 (the “record date”) is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 23,980,520 shares of common stock were outstanding.
A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person, vote by Internet, vote by telephone, or properly return a proxy card by mail.
If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” proposals one, two, and three.
How to Vote
BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote your shares in accordance with your instructions. To vote by proxy, complete, sign, and return the enclosed proxy card by mail as described on your proxy card. Alternatively, you may vote over the Internet or by telephone by following the instructions on your proxy card.
IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at the address indicated in the Notice to Shareholders.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum is present for the meeting. If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.
Vote Tabulation; Voting Results
The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting in a Form 8-K filed with the Securities and Exchange Commission.

ABOUT THE MEETING AND VOTING

Abstentions and Broker Non-Votes
Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in any calculation of votes cast, but will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares. Brokers holding shares of record for customers are generally not entitled to vote on “non-routine” matters unless they receive voting instructions from their customers. A “broker non-vote” occurs when a broker does not receive such instructions.
The only routine matter presented to the shareholders at the annual meeting is the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm. As a result, if you do not vote your shares, your broker has the authority to vote on your behalf with respect to that proposal but not on any other matter presented to shareholders.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. If elected, each nominee will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe any nominee would be unable or unwilling to serve if elected. In the event a nominee is unable to serve, the persons designated as proxyholders for the company will vote for the remaining nominees and for such other persons the Board of Directors may nominate.
A director is elected if a majority of the votes cast with respect to the director are voted “FOR.” However, if the number of nominees exceeds the number of directors to be elected, a director is elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director. If a majority fails to reelect an incumbent director when a majority vote is required, he or she shall continue to serve until the next annual meeting and until his or her successor is duly elected; or until the Board of Directors accepts his or her resignation, which the director must tender, or removes him or her, if earlier. If the Board of Directors accepts an incumbent director’s resignation, or if a non-incumbent nominee for director is not elected, the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.
Qualifications of Director Nominees
The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.
Wah-Hui Chu is 68 years old and has been a director since January 2007. He serves on the Audit and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from Roosevelt University. He is a member of the Board of the SIX listed SIG Combibloc Group AG, and since August 2018 is the Co-Founder and Chairman of iBridge TT International Limited, a Hong Kong based private company.
In 2013, Mr. Chu served as Chief Executive Officer of Tingyi Asahi Beverages, the largest soft drink company in China with over $6 billion in revenue, and was its Executive Director until February 2014. He served as a Director of Beijing-based sportswear company Li Ning Company Limited from July 2007 through December 2012; and was Executive Director and Chief Executive Officer of Next Media Limited, the leading publicly traded media company in Hong Kong that focuses on the greater China region, from October 2008 to October 2011.
Mr. Chu spent many years as an executive at PepsiCo, serving as: non-executive Chairman of PepsiCo International’s Asia Region from April 2007 to April 2008; and President of PepsiCo International — China Beverages Business Unit from March 1998 to March 2007, as well as Chairman of PepsiCo Investment (China) Limited from January 1999 to March 2007 and again from March 2012 to December 2013.
Mr. Chu has extensive professional experience in management positions at leading U.S. companies’ Asian businesses, having spent a substantial majority of his time since 1980 in Asia with Quaker Oats Company, H.J. Heinz Company, Whirlpool Corporation, Monsanto Company, and PepsiCo. We have significant operations in Asia and are making significant investments in Asia, particularly China, and a person with Mr. Chu’s background provides valuable assistance and insight to our company.
Domitille Doat-Le Bigot is 47 years old and has been a director since February 2020. She has a Master’s in Business Administration from the ESSEC Business School and the Melbourne Business School. She has been Chief Digital Officer at Danone since 2016, and is a member of the Board of Carlsberg Group.
Prior to her current position, from 2014 to 2016 Ms. Doat-Le Bigot served as Deputy General Manager and Head of Technology and Data in Shanghai and Paris at Fred & Farid Group, an international independent digital agency. Prior to 2014 she served in creative management and digital production and design positions at Cisco and Ubisoft Entertainment.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Ms. Doat-Le Bigot has extensive professional experience in digital strategies and transformation, working for a wide range of companies across four continents. We benefit from her subject matter expertise with data-driven, interactive strategies, and her broad international experience.
Olivier A. Filliol is 53 years old and has been a director since January 2009. He has a Master’s (lic. oec.) and Ph.D. (Dr. oec.) in Business Administration from the University of St. Gallen, Switzerland, and has completed executive education at the Business School of Stanford University. He has been President and Chief Executive Officer of the company since January 1, 2008. On March 25, 2020, Mr. Filliol will stand for election to the Board of Directors of Givaudan S.A., a company listed on the SIX Swiss Exchange.
Prior to his current role with the company, Mr. Filliol served the company as: Head of Global Sales, Service and Marketing from April 2004 to December 2007; Head of Process Analytics from June 1999 to December 2007; and General Manager of the U.S. checkweighing operations from June 1998 to June 1999. Prior to joining the company, Mr. Filliol was a Strategy Consultant with the international consulting firm Bain & Company working in the Geneva, Paris, and Sydney offices.
Mr. Filliol has broad experience across many of the company’s businesses. He led one of the company’s divisions over an eight-year period and he was the principal architect behind the company’s growth initiative in sales and marketing. He has particular strengths in both strategy development and execution. As CEO of the company, Mr. Filliol also brings the board the necessary insights into understanding the global operations of the company.
Elisha W. Finney is 58 years old and has been a director since November 2017. She serves as Chair of the Audit Committee. She has a Bachelor’s of Business Administration in Risk Management and Insurance from the University of Georgia, and a Master’s in Business Administration from Golden Gate University.
Ms. Finney is a director and member of the Audit Committee of NanoString Technologies, Inc., iRobot Corporation, and ICU Medical, Inc. She chairs the Audit Committees of ICU Medical and NanoString. She previously was a director of Altera Corporation until December 2015 and Cutera, Inc. until June 2019.
Ms. Finney was the Chief Financial Officer of Varian Medical Systems Inc. from 1999 until her retirement in June 2017. She joined Varian in 1988 and served in a variety of finance roles prior to her appointment as CFO.
Ms. Finney is an experienced CFO. Under her financial leadership, Varian achieved and sustained decades-long growth in revenues and profitability. She also has significant leadership and corporate governance experience from her time at Varian, and her service on other boards of directors.
Richard Francis is 51 years old and has been a director since May 2016. He serves on the Compensation and Nominating & Corporate Governance Committees. He has a Bachelor of Arts in Economics from the Manchester Metropolitan University.
From 2014 until March 2019, Mr. Francis was Division Head and Chief Executive Officer of Sandoz, the Generics Division of Novartis, and was a member of the Executive Committee of Novartis. Prior to that, Mr. Francis spent 13 years at Biogen Idec, where he held various global and country leadership positions. Immediately prior to leaving Biogen in 2014, Mr. Francis was Senior Vice President of their US commercial organization. From 1998 to 2001, he held various marketing roles at Sanofi.
Mr. Francis has in-depth knowledge of the generics, pharmaceutical, and biotechnology industry sectors, which are important market segments for the company. He also has significant leadership and international expertise and will provide useful insights to our global organization.
Michael A. Kelly is 63 years old and has been a director since July 2008. He serves on the Audit and Compensation Committees. He has completed executive education at The Wharton School of the University of Pennsylvania. He is a Director of HERC Holdings Inc.
Mr. Kelly spent many years as an executive at 3M Company, serving as Executive Vice President of the Electronics and Energy Business from October 2012 to January 2016, and Executive Vice President of the

PROPOSAL ONE:
ELECTION OF DIRECTORS

Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981.
In his role as the Executive Vice President of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the Electronic Materials, Electrical Markets, Communications Markets, Renewable Energy, and Display Materials Systems Businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M. As a result of running this complex and highly technical set of global businesses, Mr. Kelly has experience in several topics relevant to the company, including strategic planning, restructuring, shifting business focus to emerging markets, and operational matters generally.
Thomas P. Salice is 60 years old and has been a director since October 1996. He serves as Chair of the Compensation and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from Harvard University. Mr. Salice is a co-founder, principal, and Managing Member of SFW Capital Partners, LLC, a private equity firm. He is a Director of Waters Corporation and the privately-held companies Filtec, Ltd., Gerson Lehrman Group, Inc. (where he serves as Co-Chairman), and Micromeritics Instrument Corporation.
Mr. Salice has been a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, he served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chairman.
Mr. Salice has more than 25 years private equity experience, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry, and strategic knowledge in key company business areas. Mr. Salice led the team at AEA Investors in the acquisition of the company in 1996 and has served on the board since that time. Mr. Salice has in-depth experience in strategic planning, corporate finance, investor relations, mergers and acquisitions, and other topics that are relevant to the board.
Robert F. Spoerry is 64 years old and has been a director since October 1996. He has been Chairman of the Board of Directors of the company since May 1998. He has a Master’s in Mechanical Engineering from the Federal Institute of Technology in Zurich, Switzerland, and a Master of Business Administration from the University of Chicago.
Mr. Spoerry was President and Chief Executive Officer of the company from 1993 to 2007 and served as its Executive Chairman in 2008, and has been its non-executive Chairman since 2009. Mr. Spoerry is also a Director of Conzzeta Holding AG, where he serves on the Human Resources Committee, and also Sonova Holding AG, where he serves as Chairman, since March 2011, and also serves as Chair of the Nomination and Compensation Committee. Mr. Spoerry was previously a Director of Geberit AG, from 2009 to April 2016, where he also served as Vice Chairman, lead independent director, and Chair of the Nomination and Compensation Committee prior to his retirement from that board.
As the former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors.
Mr. Spoerry’s deep understanding of the company, its markets, customers, and competitors, which was developed over more than thirty years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders.
The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

BOARD OF DIRECTORS — GENERAL INFORMATION

Composition of the Board; Board Leadership Structure
The company’s by-laws require the Board of Directors to consist of between five and ten directors. As of the annual meeting, the number of directors will be fixed at eight, consisting of the CEO, an independent, non-executive Chairman, and six other independent directors. Except for the CEO, all directors are non-employee directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee.
The primary tasks of the board include oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against targets. Management’s tasks include setting strategy and running the company’s operations. The Chairman functions as an important liaison between management and the board, helping ensure the board fulfills its oversight responsibilities.
Though the Chairman is independent, because he is the company’s former CEO the board has also established a lead independent director (the Presiding Director) who oversees executive sessions of the other independent directors and all meetings of directors at which the Chairman is not present. Mr. Salice currently serves as the Presiding Director.
Corporate Governance Guidelines
The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications, the director nomination process, the responsibilities of directors (including with respect to leadership development and management succession), meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4748.
Responsibility of the Board of Directors in Governance & Role in Risk Oversight
The company operates an ethics and compliance program that is designed to reinforce performance with integrity and compliance with the company’s code of conduct and relevant laws and regulations. The Board of Directors is knowledgeable about the content and operation of the program so as to exercise reasonable oversight regarding the implementation and effectiveness of the program.
All actions of the company’s Board of Directors, executive officers, and employees are governed by the company’s code of conduct. The board did not approve any waiver of the code of conduct by an executive officer or director in 2019. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” and is available in print to any shareholder who requests it.
The board is involved in the oversight of the company’s risk management process as follows: Each year, the company conducts an enterprise risk assessment, which includes management of cybersecurity risks, under the supervision of the Chief Financial Officer. The full board receives the results of the assessment, including an evaluation of risks and a description of actions taken by the company to mitigate risk. The Audit Committee reviews the results in detail and reports on its review to the board.
Compensation-Related Risk
Management and the Compensation Committee have evaluated the company’s compensation programs generally at different levels throughout the organization. Among other things, we considered that for executives who have the largest potential incentive compensation, a significant portion of total compensation is comprised of stock options that vest over five years and have a ten-year life, which drives emphasis on long-term performance. We also considered the applicability of the various situations described in Item 402(s)

BOARD OF DIRECTORS — GENERAL INFORMATION

of Regulation S-K. We concluded from our evaluation that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.
Minimum Qualifications for Directors
Members of the Board of Directors must demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together. We also consider diversity in business background, area of expertise, gender, and ethnicity when selecting board nominees. The company’s corporate governance guidelines contain additional details.
The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix to ensure that the board has an appropriate mix of relevant skills and experience. The matrix includes criteria relating to executive management expertise, industry-specific know-how, strategic thinking (including M&A), international/regional experience, technology and product development experience (hardware and software), digital expertise, IT expertise, financial expertise, sales/marketing expertise, service expertise, HR expertise, gender diversity, race diversity, and expertise in legal, regulatory, compliance, and corporate governance.
Each board member is evaluated against the criteria in the skills and experience competency matrix. The Nominating & Corporate Governance Committee uses this information, including when potential gaps are identified, to help inform profiles for new director searches.
Independence of the Board
The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the company’s corporate governance guidelines. The board solicits information from directors as to any relationship the director or his/her immediate family member has with the company that might affect the director’s independence.
The Board of Directors has determined that the following types of relationships are categorically immaterial:
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Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of  $1 million or 2% of either company’s consolidated gross revenues.

In light of these criteria, the board has determined that Messrs. Chu, Francis, Kelly, and Salice, and Mses. Doat-Le Bigot and Finney are independent. The board has also determined that Mr. Spoerry is independent. Mr. Spoerry is the company’s former CEO and Executive Chairman, and the board applied a 10 year “cooling off” period to its evaluation of his independence, which expired in 2018. Mr. Filliol is not considered independent because he is the current CEO.
Meeting of Non-Employee and Independent Directors
The board schedules regular executive sessions for its independent members, typically as part of each board meeting. The Presiding Director leads the meetings of the independent directors.
Director Attendance at Board Meetings and the Annual Meeting
The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met five times in 2019 (including once by teleconference). Each director attended 100% of all board and committee meetings for which the director was a member. All directors and all nominees for director except Ms. Doat-Le Bigot, who was not yet a director, attended the 2019 annual meeting of shareholders.

BOARD OF DIRECTORS — GENERAL INFORMATION

Policy Limiting Director Service on Other Public Company Boards; Director Resignation
The board has adopted a policy that directors may not serve on more than five public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating & Corporate Governance Committee takes the lead on determining the appropriate course of action.
Director Competencies; Self-Evaluation; Director Retirement Policy
The board has developed the skills and experience competency matrix described above to identify relevant skills and help determine to what extent directors possess needed skills. Each year, the board conducts a self-evaluation in which each individual director completes a self-evaluation with respect to the board and its committees. The Chairman then holds an individual discussion with each director. The consolidated results of the self-evaluation are then reviewed by the full board.
The Board of Directors has adopted a policy pursuant to which directors will not stand for re-election at the annual meeting that follows their 72nd birthday. In adopting this policy, the Board of Directors considered the importance of ensuring a mix of ages among board members and the balance of continuity versus fresh perspectives. More than a third of the board has been refreshed in recent years.
Director Share Ownership
The company’s equity ownership guidelines call for non-employee directors to hold company shares with a value equal to five times their cash retainer within five years of their appointment to the board. All directors currently comply with the ownership guidelines. Additional information provided in the Compensation Discussion and Analysis — Equity Ownership Guidelines, applies to director share ownership.
Contacting the Board of Directors
Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually, or the non-management directors as a group via: EMAIL to PresidingDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240, Attention: Presiding Director.
Director Compensation
Directors (except for the Chairman, Mr. Spoerry, whose compensation is described separately below, and the CEO, Mr. Filliol, whose compensation is described in the Compensation Discussion and Analysis) are compensated by an annual cash retainer and committee member fees. Directors are reimbursed for traveling costs and other reasonable out-of-pocket expenses incurred in attending board and committee meetings. Directors also receive an annual stock option grant and a grant of stock. Beginning with the stock grants made to directors in November 2019, all directors are required to retain the shares received for three years following the date of grant.

BOARD OF DIRECTORS — GENERAL INFORMATION

The following provides an overview of the elements of 2019 director compensation:
Annual cash retainer	$80,000
Annual grant of stock options – approximate value	$90,000
Annual grant of stock – approximate value	$45,000
Annual grant of stock to the Presiding Director – approximate value	$50,000
Committee member fees:
• Audit	$12,000
• Compensation	$9,000
• Nominating & Corporate Governance	$6,000
Committee Chair fees:
• Audit	$25,000
• Compensation	$20,000
• Nominating & Corporate Governance	$10,000
As Chairman of the Board, Mr. Spoerry receives an annual cash retainer of  $319,153, a grant of stock options with a grant date approximate value of  $367,000, and a grant of stock with a grant date approximate value of  $183,000. All directors are required to retain the shares received from the grant of stock for three years following the date of grant .
Mr. Spoerry’s compensation is specifically structured to appropriately and competitively recognize and reward the substantial contributions he makes to the company and its shareholders. As the former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, culture, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors. This is particularly important given the fact that the company is a US public company with headquarters and substantial operations in Switzerland.
Mr. Spoerry devotes a substantial amount of his time to his service as Chairman of the Board. His deep understanding of the company, which was developed over more than thirty years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders. Mr. Spoerry’s duties and responsibilities are extensive and include, but are not limited to, the following:
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Board and committee operations, including coordinating meeting agendas and topics with management and committee chairs; contribution to and participation on several committees; developing the board’s skills and experience competency matrix; and conducting board evaluations and new director recruitment;

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CEO interactions, including serving as an advisor to the CEO on key strategic and operational matters;

•
Third-party interactions, encompassing responses to shareholder inquiries and requests on corporate governance and social responsibility topics as well as supporting M&A activities upon request from the CEO; and

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Chairman of the two Pension Committees — the Swiss pension plan and a separate Swiss pension foundation — with monthly meetings, and chair of the investment committees of the pension plan and pension foundation.

The Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, benchmarked the Chairman’s compensation relative to comparably sized and situated companies in Switzerland and found the Chairman’s compensation to be competitive and reasonable in relation to Mr. Spoerry’s scope of duties and responsibilities.

BOARD OF DIRECTORS — GENERAL INFORMATION

The actual amounts paid to each director with respect to 2019 are set out in the following table.
2019 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Wah-Hui Chu	$86,500	$44,690	$89,951	$221,141
Elisha W. Finney	105,000	44,690	89,951	239,641
Richard Francis	93,000	44,690	89,951	227,641
Marco Gadola(2)	57,500	27,391	89,951	174,842
Constance L. Harvey(3)	28,667	0	0	28,667
Michael A. Kelly	101,000	44,690	89,951	235,641
Hans Ulrich Maerki(4)	33,000	0	0	33,000
Thomas P. Salice	111,667	94,426	89,951	296,044
Robert F. Spoerry	319,153	183,086	366,875	869,114

(1)
Represents the grant date fair value of stock awards and option awards, respectively, computed in accordance with ASC 718 Compensation — Stock Compensation (“ASC 718”). The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2019. Directors must retain stock awards for three years following the date of grant.

At December 31, 2019, each director held stock options (vested and unvested) with respect to the following number of shares:
Stock Options
(#)
Wah-Hui Chu	13,082
Elisha W. Finney	1,408
Richard Francis	2,240
Marco Gadola	0
Constance L. Harvey	0
Michael A. Kelly	10,482
Hans Ulrich Maerki	0
Thomas P. Salice	10,482
Robert F. Spoerry	57,147
(2)
As announced in a Form 8-K filing dated December 16, 2019, Mr. Gadola retired as a director effective December 16, 2019, at which time the options awards shown above were cancelled.

(3)
As announced in a Form 8-K filing dated February 8, 2019, Ms. Harvey did not stand for re-election at the 2019 annual meeting and her service on the Board of Directors ended on May 9, 2019.

(4)
As announced in a Form 8-K filing dated February 8, 2019 and in compliance with the board’s retirement policy, the company did not nominate Mr. Maerki for re-election at the 2019 annual meeting and his service on the Board of Directors ended on May 9, 2019.

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.
Name	Audit(1)	Compensation(2)	Nominating & Corporate Governance(3)
Wah-Hui Chu	X		X
Domitille Doat-Le Bigot
Elisha W. Finney	X
Richard Francis		X	X
Marco Gadola	X
Constance L. Harvey			X
Michael A. Kelly	X	X
Hans Ulrich Maerki		X	X
Thomas P. Salice	X	X	X
Total meetings in 2019	4	4	5

(1)
The board has determined, in accordance with applicable requirements of the New York Stock Exchange, that the simultaneous service of Ms. Finney on the audit committees of more than three public companies, and chairing multiple audit committees, does not impair her ability to effectively serve on the Audit Committee. In 2019, Ms. Finney voluntarily did not stand for re-election to another public company’s board of directors and its audit committee. Ms. Finney is considered a “financial expert” as determined by the Board of Directors pursuant to the relevant SEC definition, and all Audit Committee members are independent and financially literate. Except for Ms. Finney, no Audit Committee member serves on more than two other public company audit committees. Our Chief Financial Officer, Chairman, Chief Executive Officer, Head of Internal Audit, and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee. Mr. Salice served on the Audit Committee until May 9, 2019, and Mr. Gadola served on the Audit Committee until his last day of service on December 16, 2019. Mr. Chu was appointed to the Audit Committee on December 18, 2019.

(2)
All Compensation Committee members are independent. Mr. Maerki served on the Compensation Committee through his last day of service on the Board of Directors on May 9, 2019.

(3)
All Nominating & Corporate Governance Committee members are independent. Ms. Harvey and Mr. Maerki served on the Nominating & Corporate Governance Committee through their last day of service on the Board of Directors on May 9, 2019.

BOARD OF DIRECTORS — OPERATION

Committee Charters
Each committee of the Board of Directors has a written charter setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated as necessary to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:
Audit	Compensation	Nominating & Corporate Governance
• Oversees the accounting and financial reporting process of the company	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	• Identifies, screens, and recommends qualified candidates to serve as directors of the company

•
Assists with board oversight of the integrity of the company’s consolidated financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s consolidated financial statements

	• Reviews and monitors compensation arrangements so that the company continues to retain, attract, and motivate quality employees	• Advises the board on the structure and membership of committees of the board
• Assists with board oversight of the performance of the company’s internal audit function	• Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	• Develops and recommends to the board corporate governance guidelines applicable to the company
• Oversees the appointment, engagement, and performance of the company’s independent registered public accounting firm	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement	• Leads the board in its annual review of the board’s performance
• Assists with board oversight of the company’s compliance with legal and regulatory requirements, and of the enterprise risk assessment, including cybersecurity risk management

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the consolidated financial statements of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” In discharging its oversight role, the Audit Committee discussed the audited consolidated financial statements contained in the 2019 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.
The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues an integrated audit report that includes opinions as to (1) whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America, and (2) whether the company maintained, in all material respects, effective internal control over financial reporting.
Audited Consolidated Financial Statements
In reviewing the company’s audited consolidated financial statements with PwC, the Audit Committee discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard Section 1301, and the Securities and Exchange Commission, as amended, and other matters including, without limitation:
•
Understanding the terms of the audit, including the objectives of the audit and the related responsibilities of both PwC and management;

•
PwC’s responsibilities under PCAOB Standards and related rules, including the nature, scope, and results of their audits;

•
The written disclosures and confirming letter from PwC regarding their independence required under relevant Public Company Accounting Oversight Board rules;

•
Certain matters regarding the company’s accounting policies, practices, and critical accounting estimates;

•
The auditor’s evaluation of the quality of the company’s financial reporting;

•
Information related to significant unusual transactions, including the business rationale for such transactions;

•
An overview of the overall audit strategy, including timing of the audit, significant risks the auditor identified, and significant changes to the planned audit strategy or identified risks;

•
Any material weaknesses or significant deficiencies in internal controls over financial reporting; and

•
The extent of any significant accounting adjustments.

In reviewing the company’s audited consolidated financial statements with the company’s management, the Audit Committee discussed several of the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Independent Registered Public Accounting Firm Fees
	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2019	$4,167,000	$33,000	$539,000	$3,000
2018	$3,913,416	$134,178	$270,523	$8,300

AUDIT COMMITTEE REPORT

Audit Fees — Represents fees for (i) the audit of the annual consolidated financial statements and internal control over financial reporting, (ii) review of consolidated financial statements included in quarterly reports on Form 10-Q, and (iii) audit services provided in connection with statutory audits and certain regulatory filings.
Audit-Related Fees — For 2019, represents fees for employee benefit plan audits and attestation services related to financial reporting. For 2018, represents fees for (i) due diligence services related to mergers and acquisitions and (ii) employee benefit plan audits.
Tax Fees — Represents fees for tax consultation and compliance-related services.
Other Fees — Represents fees for software licenses for technical financial accounting and reporting application.
The Audit Committee has determined that PwC’s provision of the services included in the categories “Audit-Related Fees, ” “Tax Fees,” and “Other Fees” is compatible with PwC maintaining its independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.
Audit Committee Approval of Non-Audit Services
The Audit Committee approves all non-audit services PwC provides in accordance with the following framework:
•
The Audit Committee is considered to have pre-approved any project in an approved category that is less than $50,000 in fees. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the Audit Committee Chair for advance approval.

•
On a quarterly basis, PwC reports all non-audit services outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.

•
The Audit Committee reviews all non-audit fees at least annually.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.
Independent Registered Public Accounting Firm for 2020
The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2020 and to perform such other services as may be required of them.
Respectfully submitted by the members of the Audit Committee:
Elisha W. Finney, Chair Wah-Hui Chu Michael A. Kelly

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2020 and to perform such other services as may be required of them. PwC’s appointment is ratified if a majority of votes cast, excluding abstentions, with respect to this proposal are voted “FOR.”
Auditor Attendance at Annual Meeting
Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
Limitation on Amount of Audit Fees
We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report above for further details concerning PwC’s fees.
The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating & Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. The Nominating & Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” We describe below the committee’s process to nominate directors to the board, the committee’s adoption of additional corporate governance best practices, and the committee’s engagement in other activities in 2019 related to corporate governance.
Director Nomination Process
The Board of Directors should be composed of successful individuals who demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together. Diversity in business background, area of expertise, gender, and ethnicity will be considered. Longer-term board succession will also be considered, taking into account the demographics of respective board members. The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix (described under Board of Directors — General Information — Minimum Qualifications for Directors) to ensure that the Board has an appropriate mix of relevant skills and experience.
1.
When there is an actual or anticipated board vacancy, the Nominating & Corporate Governance Committee will, together with the Chairman of the Board and the Chief Executive Officer, determine the specific qualifications, competencies, and skills that are desired for potential candidates to fill that vacancy.

2.
Candidates’ names may be suggested by any of the Nominating & Corporate Governance Committee or other Board members, or by third parties engaged for that purpose by the Committee, or by shareholders pursuant to applicable rules and regulations.

3.
The Nominating & Corporate Governance Committee will receive all candidates’ names. The Nominating & Corporate Governance Committee will assess candidates who meet the specific qualifications, competencies, and skills relevant to the specific vacancy, and these candidates will be required to provide information regarding their background, experience, independence, and other information.

4.
As a general rule, members of the Nominating & Corporate Governance Committee, the Chairman of the Board, the Chief Executive Officer, and in appropriate cases other board members, will interview candidates who are under active consideration.

5.
Following these interviews, the Nominating & Corporate Governance Committee will consider each candidate.

6.
The Nominating & Corporate Governance Committee will ensure that each candidate meets the specific qualifications, qualities, and skills that are desired for candidates to fill the relevant vacancy. The Committee will also ensure that all candidates otherwise satisfy the list of director qualifications set out in the Company’s corporate governance guidelines.

7.
The Nominating & Corporate Governance Committee will then propose a candidate to the full Board for consideration as a new director. The full Board will then, as applicable, vote to appoint the candidate as a director or nominate the candidate to stand for election as a director.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE REPORT

Corporate Governance Best Practices
In 2018 we committed to apply the best practice principles set out in the Commonsense Principles of Corporate Governance (Commonsense Principles 2.0). These voluntary principles are intended to provide a framework for sound, long-term oriented governance. Among the corporate governance best practices we have adopted are:

•
87.5% of the board is independent

•
Presiding Director as independent lead director

•
Separate Non-Executive Chairman and CEO roles

•
Independent Audit, Compensation, and Nominating & Corporate Governance Committees

•
Regular executive sessions of independent directors

•
Annual board and committee self-evaluation

•
Policy limiting directorships

•
Proxy access

•
Annual director elections

•
Regular director refreshment

•
Majority voting in uncontested elections

•
No poison pill in effect

•
Stock ownership guidelines for directors

•
Multiple avenues for shareholders to communicate with the board

•
Board oversight of strong ethics program and annual publication of Corporate Responsibility Report

Summary of 2019 Activities
During 2019, the Nominating & Corporate Governance Committee evaluated changes in individual directors’ professional status to evaluate their ability to continue serving on the board. They also identified and interviewed candidates to nominate to the board and appointed Ms. Doat-Le Bigot to the board. They utilized the board’s skills and experience competency matrix in the board’s self-evaluation and director search process, and they approved updates to the corporate governance guidelines. With regard to the current board nominees, the Nominating & Corporate Governance Committee has recommended to the board that all current directors be nominated for re-election.
Respectfully submitted by the members of the
Nominating & Corporate Governance Committee:
Thomas P. Salice, Chair
Wah-Hui Chu
Richard Francis

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program, focusing on the compensation of our named executive officers.
Our 2019 Named Executive Officers
Name	Title
Olivier A. Filliol	President and Chief Executive Officer
Shawn P. Vadala	Chief Financial Officer
Peter Aggersbjerg	Head of Divisions and Operations
Marc de La Guéronnière	Head of European and North American Market Organizations
Gerhard Keller	Head of Process Analytics
Primary Elements of our Executive Compensation Program
Long-Term Incentives
Pay Element	Base Salary	Cash Incentive	Stock Options	Performance Share Units
Type	Cash	Cash	Equity	Equity
Performance Period	N/A	1 year	5-year vesting pro rata; cliff vesting for performance options	3-year performance period, cliff vesting
Performance Measures	N/A	EPS, net cash flow, sales, individual targets	Stock price appreciation, EPS growth for performance options	Relative total shareholder return (rTSR)
Objectives of our Executive Compensation Programs
•
Ensure compensation reflects performance. The company links pay to performance in part by setting challenging, objectively measurable targets, and paying cash incentives designed to reward achievement of those targets. At the same time, when performance is only at or below target, compensation tends to be below market.

•
Focus executives on achieving financial and operating objectives that provide long-term shareholder value creation. The company does this in part by linking long-term compensation to the company’s long-term performance. The annual cash incentive is also tied to relevant metrics, including growth in earnings per share.

•
Align executives’ interests with those of the company’s shareholders. The company does this with its long-term incentives, including various performance-based equity grants, and by enforcing the equity ownership guidelines described below.

•
Attract and retain the best talent. Total compensation must be competitive in the global personnel market in which we operate.

Our Executive Compensation Program Follows Best Practices
•
We consult independent compensation consultants to ensure our executive compensation is in line with industry and market standards.

•
We deploy a mix of short- and long-term incentives to ensure compensation aligns with performance and motivates long-term shareholder value creation.

•
Our long-term incentives include various performance-based equity incentives.

COMPENSATION DISCUSSION AND ANALYSIS

•
We have an executive compensation clawback policy to ensure that amounts are not erroneously awarded.

•
We maintain executive share ownership guidelines that align executives’ interests with shareholders’.

•
We prohibit directors and executives from hedging the ownership of company securities.

•
We responsibly manage the use of equity compensation.

Results of 2019 Say-on-Pay Vote
In establishing executive compensation policies the Compensation Committee considers, among other things, the results of the Advisory Vote to Approve Executive Compensation from the prior year’s Annual Meeting of Shareholders. The result of last year’s advisory vote was very positive with 93% of votes cast in favor of the company’s compensation of its named executive officers.
Our Executive Compensation is Aligned with Performance
In the 20-year period ending December 31, 2019, the company’s total return to shareholders has been 1977%, compared with 224% for the S&P 500. Based on the quality of leadership of the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.
Key Components of 2019 Executive Compensation
•
Salaries — Mr. Filliol’s base salary did not change. Base salaries for the other named executive officers were moderately increased. Base salaries in all cases were reviewed in light of salary market data, local market conditions, and individual performance.

•
Annual Cash Incentives — The average target achievement for our named executive officers in 2019 was 104%, resulting in incentive payments of between 54% and 78% of base salary.

•
Long-Term Incentives — The total value of equity granted to the named executive officers, excluding first-time named executive officers, increased by between 3% and 20%.

DISCUSSION & ANALYSIS
Role of the Compensation Committee
The Compensation Committee oversees our executive compensation program and evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives information and recommendations from the Chairman, the Head of Human Resources, and the Chief Executive Officer. No executive officer plays a role in making compensation decisions with respect to his or her own compensation.
Role of Independent Compensation Consultant
Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, and compensate its outside advisors, including its compensation consultants. The company has provided appropriate funding to the Compensation Committee to do so. In 2019, the Compensation Committee retained independent compensation consultant Pearl Meyer & Partners (PM&P). In 2018, PM&P provided market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms), which are considered in setting compensation levels.
PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the company’s executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

PM&P provides various executive compensation services to the Compensation Committee at its request with respect to the company’s executive officers and other key employees, as well as the Board of Directors and Chairman of the Board. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the company’s program design and awards in relation to the company’s performance.
The Compensation Committee reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P, and determined that PM&P’s work for the Committee in 2019 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or applicable rules and regulations of the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2019:
•
PM&P did not provide any services to the company or its management other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•
Fees from the company were less than 1% of PM&P’s total revenue during the year of 2019;

•
PM&P maintains a Conflicts Policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•
With regard to whether any of the individuals on the PM&P team assigned to the company has any business or personal relationship with members of the Compensation Committee outside of the engagement, there is just one business relationship which we and PM&P have reviewed and believe does not impact PM&P’s independence:

◦
Mr. Salice is a member of the Board of Directors of Waters Corporation, which is a client of Mr. Van Putten, the lead consultant from PM&P providing services to the company’s Compensation Committee. Additionally, Mr. Salice is Co-Founder and Partner of SFW Capital and, on certain occasions, PM&P will assist SFW with compensation matters pertaining to their portfolio companies.

•
None of the PM&P consultants working on the company engagement, or PM&P, had any business or personal relationship with executive officers of the company; and

•
None of the PM&P consultants working on the company engagement directly own company stock.

The Compensation Committee monitors the independence of its compensation consultant on an annual basis.

COMPENSATION DISCUSSION AND ANALYSIS

Role of our Compensation Peer Group
In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad-based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries. In 2018, PM&P provided data using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and firms of similar size to the company. They also provided data on peer company compensation at the following peer companies:
Agilent Technologies	AMETEK
Bio-Rad Laboratories	Bruker Corp.
Fortive Corp.	Hologic
IDEX Corp.	Intuitive Surgical
PerkinElmer	ResMed
Rockwell Automation	Roper Technologies
Teleflex	Varian Medical Systems
Waters Corp.	Xylem
The Compensation Committee also reviewed CEO compensation data from certain Swiss industrial public companies of a similar size and international organizational structure as the company.
Compensation Program Elements
The company’s compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. The majority of executive compensation is performance-based, and is paid in the form of the annual cash incentive and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term.
Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation. The Committee takes into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent.
Base Salary
The company’s goal is to pay base salaries that are approximately at or somewhat below the median. Based on market data, we believe base salaries for our executive officers are generally slightly lower than those at peer companies. Although a competitive base salary is necessary and appropriate to attract and retain high quality talent, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.
The Compensation Committee considered its review of the salary market data referred to above, local market conditions, and individual performance in setting base salaries for 2019. The 2019 base salary for Mr. Filliol did not change. The Compensation Committee increased the base salary for Mr. Aggersbjerg by 1%, Mr. de La Guéronnière by 2%, and Mr. Vadala by 8%, in each case effective April 1st. Mr. Keller is a first-time named executive officer.
Annual Cash Incentive
We link pay with performance through our cash incentive plan, called POBS Plus. The purpose of the incentive plan is to provide an incentive to key employees of the company to reward them for driving the success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. The targets used relate

COMPENSATION DISCUSSION AND ANALYSIS

closely to our annual plan and budget, which are approved by the full Board of Directors each year. The targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2019 Threshold, Target, Maximum, and Actual Performance” below.
In addition, between 12 and 20 percent of the incentive for each participant in the POBS Plus incentive plan is based on individual objective performance targets relating to the company’s annual business objectives. The Compensation Committee directly evaluates the Chief Executive Officer’s performance on his individual targets, and reviews the CEO’s recommendation on the individual target performance of the other executive officers. The Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.
Cash Incentive Payment as % of Base Salary
	Achievement vs. Target Levels
Name	<90%	100% (Target)	130% (Maximum)
Olivier A. Filliol	—	50%	169.4%
Shawn P. Vadala	—	45%	157.5%
Other Named Executive Officers	—	45%	160.5%
The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last five years the average target achievement for named executive officers was 107%.
2019 Threshold, Target, Maximum, and Actual Performance
2019 Performance Targets	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Earnings Per Share(1)	$21.68	$22.70	$24.40	$22.62
Net Cash Flow(2)	$608.6 million	$657.9 million	$740.2 million	$650.5 million
Group Sales (at budgeted currency rates)	$2,934.7 million	$3,025.4 million	$3,176.7 million	$3,022.6 million

(1)
Excludes a one-time net deferred tax gain of  $15.8 million associated with the enactment of Swiss tax reform, restructuring charges (net of tax) of  $12.6 million, and purchased intangible amortization (net of tax) of  $10.8 million. Adjusted EPS was also reduced $0.15 per share for an adjustment to restate our actual tax rate to our budgeted tax rate before non-recurring items.

(2)
Represents cash flow from operations before tax payments and voluntary pension payments less capital expenditures, restructuring payments, and excess tax benefits from share-based payment arrangements. Excludes deviations for facility expansion and acquisition capital expenditures versus target.

The 2019 weighted performance relative to targets resulted in the following incentive payments as a percent of base salary under the POBS Plus plan for 2019 for each named executive officer:
Mr. Filliol	78%
Mr. Vadala	66%
Mr. Aggersbjerg	54%
Mr. de La Guéronnière	62%
Mr. Keller	66%

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives
Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s long-term interests with those of the company’s shareholders. Named executive officers’ stock options generally vest over five years, 20% per year, starting on the first anniversary of the date of grant. The company has, in the past, also granted performance options with cliff vesting of five years or longer. The only such options outstanding are performance options granted to the CEO in 2016, which have a five-year performance period and fully vest in 2022 if the company has achieved at least 12% compound annual growth in its fully diluted earnings per share, subject to certain adjustments, over the five year period from January 1, 2017 through December 31, 2021. All options have a term of ten years. We expect future grants will similarly have vesting schedules of five years and terms of ten years.
Named executive officers also received target awards of performance share units, under which the individual will earn shares of common stock in the future if certain performance conditions (including market criteria) are met. The company’s performance share units are based on relative total shareholder return (rTSR) over a three-year period, specifically, the company’s relative performance against each of the companies that make up the S&P 500 Healthcare Index and the S&P 500 Industrials Index. The units have three-year cliff vesting. The company must achieve at least a 30th percentile performance for the performance share units to start vesting. The units will vest at 100% if the company achieves a 60th percentile performance, and the units will vest at 200% if the company’s relative performance is at the 75th percentile or better.
The vesting schedule is shown in this table (linear interpolation is applied between the points shown):
	rTSR Percentile Rank	Shares Earned as % of Target
Threshold	≤ 30%	0%
	45%	50%
Target	60%	100%
	67.5%	150%
Maximum	≥ 75%	200%
The vesting percentage of the performance share units is capped at 100% of target when the company’s absolute TSR is negative.
In determining the amount of each named executive officer’s equity grants, the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service, and their total compensation, as well as competitive information about equity as described above relative to each individual. In 2019, these factors led to the grant of equity with the grant date fair values each as described in the table “Grant of Plan-Based Awards.”
The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards.
Equity Grant Practices and Policy
The Compensation Committee approves all equity grants. Equity grants are typically made once each year when the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee and Board meeting dates are set several years in advance, and the grants are made on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.
Equity Ownership Guidelines
The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. The Compensation Committee has

COMPENSATION DISCUSSION AND ANALYSIS

implemented equity ownership guidelines for executive officers that call for the individuals to accumulate equity ownership as follows:
Category	Value of Equity Ownership Required
CEO	5x base salary
CFO	3x base salary
Other executive officers	2x base salary
The following types of equity count towards the ownership requirement: shares held directly, vested and unvested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have five years from the date of appointment as an officer to meet the ownership requirement. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership, subject to Compensation Committee discretion. All officers satisfy the equity ownership guidelines.
Post-Employment Holding Requirement
The CEO is required to hold 15,000 shares until at least one year following his last day of employment. Except when terminated for cause, the named executive officers have a two-year period following their last day of employment (five years in the case of the CEO) to exercise stock options that were vested on their last day of employment.
Clawback Policy
The board believes it is good corporate governance and in the interests of shareholders to have a recoupment or “clawback” policy concerning incentive-based compensation, specifically with regard to the company’s variable cash compensation, the POBS Plus plan. As a matter of basic fairness, the board wishes to correct for errors in the event of certain accounting restatements affecting incentive-based compensation to ensure that amounts are not erroneously awarded.
The board has adopted a clawback policy that applies to all executive officers and certain other individuals. In the event the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws (other than a restatement caused by a change in applicable accounting rules or interpretations), the board will review the specific facts and circumstances and take such actions as it considers appropriate in its sole discretion with respect to the incentive-based compensation of covered individuals as follows:
With respect to POBS Plus cash incentives, the board will determine the amount that would have been due under the restated financial results, and whether to seek reimbursement of any excess amount that was paid (net of any taxes paid but taking into account any deductions that may be taken upon repayment) for cash incentives paid within the three-year period prior to the determination of the necessary restatement.
Company Equity Hedging Policy
The board and the company’s executive officers, and their designees, are prohibited from any transaction hedging the ownership of company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments that are directly related to company securities. This policy does not apply to employees who are not executive officers.
Share Purchase Plan
Under the Share Purchase Plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the

COMPENSATION DISCUSSION AND ANALYSIS

date of issuance, which occurs before March 15 of each year. All shares issued pursuant to the plan are restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred, or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.
Tax Treatment — Section 162(m)
Prior to 2018 Section 162(m) of the Internal Revenue Code prohibited the company from deducting compensation in excess of  $1 million paid to certain employees, generally its CEO and its three other most highly compensated executive officers (excluding the CFO), unless that compensation qualified as performance-based compensation. Starting in 2018 there is no performance-based compensation exception to the $1 million cap, and the pool of relevant employees additionally includes the CFO and any employee subject to the limitation in a prior year. We maintain flexibility to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation of relevant officers.
Tax Equalization Agreements
The company is a party to tax equalization agreements with Messrs. Filliol, Aggersbjerg, and Keller, who are non-U.S. citizens and non-U.S. residents who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) as if they had not become subject to U.S. taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. tax amounts, the individual must make a payment to the company under the tax equalization agreement.
Employment Agreements
The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 6-12 months after termination of employment. The agreements have no fixed term. They have an effective term of 6-12 months because they may be terminated without cause by either party and during the notice period the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.
The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control.”
CEO Pay Ratio
This information is provided in accordance with the requirements of Item 402(u) of Regulation S-K and the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010.
For this disclosure we identified our median employee as of December 31, 2017, looking at compensation between January 1, 2017 and December 31, 2017. The total employee population considered was approximately 15,400 people; we did not exclude any employees. We used year-end local payroll records to identify the median employee. We did not apply any material assumptions, adjustments, or estimates, did not apply cost of living adjustments, and did not use statistical sampling.

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Filliol’s annual total compensation for 2019 was $8,755,320, as disclosed in the Summary Compensation Table below. Our median employee’s annual total compensation, calculated consistent with Summary Compensation Table rules, for 2019 was $39,445. Accordingly, the ratio of our CEO’s pay to our median employee is 222:1.
The pay ratio is influenced by the mix of geographies where the company has operations, and the nature of the work employees perform in the different countries. Approximately 40% of the company’s total workforce is located in low cost countries, including in China, India, Mexico, South East Asia, and Eastern Europe. Many of these employees are involved in assembly and manufacturing tasks, particularly in China and Mexico.
Almost all of our employees in the United States, Canada, and China are employed full-time. This is in line with industry practice in these regions. In Europe, we have a number of countries with a larger population of part-time employees (up to approximately 20 percent), in line with local practices.
Salary levels are driven by market and competitive conditions and are overseen by the Compensation Committee of the Board of Directors in the case of senior executive salaries, and by the Global Head of Human Resources in most other cases. The Compensation Committee and the Global Head of Human Resources are responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table(1)
Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Olivier A. Filliol	2019	843,929	1,860,350	3,719,816	661,640	1,669,585	8,755,320
President and	2018	843,929	1,787,174	3,575,455	557,837	277,569	7,041,964
Chief Executive Officer	2017	843,929	1,439,685	3,574,521	1,155,339	225,046	7,238,520
Shawn P. Vadala	2019	386,900	398,417	797,384	255,442	25,350	1,863,493
Chief Financial Officer	2018	362,500	383,542	766,711	201,371	27,100	1,741,224
Peter Aggersbjerg	2019	319,412	260,256	520,460	172,789	117,934	1,390,851
Head of Divisions and Operations	2018	316,997	216,338	433,647	150,510	116,530	1,234,022
Marc de La Guéronnière	2019	273,525	351,828	703,112	170,841	76,890	1,576,196
Head of EU and NA	2018	267,800	340,274	680,361	140,057	74,942	1,503,434
	2017	261,900	246,562	680,615	228,198	73,411	1,490,686
Gerhard Keller	2019	302,782	158,242	316,204	198,444	240,484	1,216,156
Head of Process Analytics

(1)
All amounts shown were paid in Swiss francs, except amounts paid to Mr. Vadala and U.S. tax equalization payments, which were paid in U.S. dollars, and amounts paid to Mr. de La Guéronnière, which were paid in Euros. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 0.9937 to $1.00, and amounts paid in Euros were converted to U.S. dollars at a rate of EUR 0.8931 to $1.00, in each case the respective average exchange rate in 2019.

(2)
Represents the aggregate grant date fair value of performance share units for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2019. The following table lists the value of each officer’s award assuming the highest level of performance conditions will be achieved:

Name	Year	Maximum Value of Award ($)
Olivier A. Filliol	2019	3,720,700
	2018	3,574,348
	2017	2,879,370
Shawn P. Vadala	2019	796,834
	2018	767,084
Peter Aggersbjerg	2019	520,512
	2018	432,677
Marc de La Guéronnière	2019	703,656
	2018	680,549
	2017	493,124
Gerhard Keller	2019	316,484
(3)
Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2019.

(4)
Amounts shown are the annual cash incentive earned under the company’s POBS Plus incentive plan.

(5)
Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. tax payments.

COMPENSATION DISCUSSION AND ANALYSIS

Miscellaneous personal benefits, none of which individually exceeds $25,000 in value unless otherwise stated, include children allowances, tax equalization calculation, the company’s contribution to certain Swiss insurances beyond what is available to all employees, the value of meals in the company cafeteria, the company’s contributions to individual retirement accounts, and allowances for expenses (in the case of Messrs. Filliol, Aggersbjerg, and Keller) and vehicles (in the case of Messrs. Vadala and de La Guéronnière). In Mr. Filliol’s case, miscellaneous benefits include a one-time service anniversary award of  $49,311 in 2018.
Name	Year	Tax Equalization	Retirement Contribution	Swiss Insurance	Allowances	Miscellaneous Benefits
Olivier A. Filliol	2019	$1,422,570	$188,894	$21,990	$15,699	$20,432
	2018	(17,185)	187,300	21,708	15,699	70,047
	2017	(27,887)	187,300	25,106	15,699	24,828
Shawn P. Vadala	2019	n.a.	15,350	n.a.	10,000	0
	2018	n.a.	17,100	n.a.	10,000	0
Peter Aggersbjerg	2019	5,452	78,735	10,044	10,567	13,136
	2018	2,000	78,140	9,867	10,567	15,956
Marc de La Guéronnière	2019	n.a.	61,792	n.a.	15,098	0
	2018	n.a.	60,702	n.a.	14,240	0
	2017	n.a.	59,539	n.a.	13,872	0
Gerhard Keller	2019	130,000	74,636	9,730	10,567	15,551
Grants of Plan-Based Awards
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) [POBS Plus Cash Incentive]				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Olivier A. Filliol	0	421,964	1,429,615	11/07/2019	0	2,316	4,632	18,940	720.81	5,580,166
Shawn P. Vadala	0	177,390	620,865	11/07/2019	0	496	992	4,060	720.81	1,195,801
Peter Aggersbjerg	0	144,098	513,949	11/07/2019	0	324	648	2,650	720.81	780,716
Marc de La Guéronnière	0	123,698	441,191	11/07/2019	0	438	876	3,580	720.81	1,054,940
Gerhard Keller	0	137,894	491,821	11/07/2019	0	197	394	1,610	720.81	474,446

(1)
Represents the range of cash incentive payments possible under the company’s POBS Plus incentive plan in respect of the 2019 fiscal year. The maximum incentive possible is 169.4% of base salary for Mr. Filliol, 157.5% for Mr. Vadala, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Mr. Filliol and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above.

(2)
Represents the range of stock awards possible under grants of performance share units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan. Based on satisfaction of the performance conditions these awards may increase up to the maximum (200% of the target) or decrease to zero. The number of units actually received will depend on the company’s total shareholder return relative to the total shareholder return of each of the other companies in the S&P 500 Healthcare Index and the S&P 500 Industrials Index. Total shareholder return will be measured over a three-year period beginning on the date of grant. Each unit received will be settled with one share of common stock shortly after the performance period closes.

(3)
Option awards made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan. The option grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(4)
The grant date fair value of the performance share units of  $803.26 per share and of options of  $196.40 per share have been computed in accordance with ASC 718. For the performance share units the company used a Monte Carlo model to determine fair value. For the options the company used the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6 years; a risk-free interest rate of 1.74%; a volatility rate of 24%; and no dividend yield. The actual value of the performance share units and stock options may significantly differ from that calculated by these models, and depends on the company’s relative share price performance and the excess of the market value of the common stock over the exercise price at the time of exercise, respectively.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End
	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Olivier A. Filliol							3,716	2,947,828	12,916	10,246,004
	65,990	0		$149.95	11/02/2011	11/02/2021
	59,930	0		$169.37	10/31/2012	10/31/2022
	47,070	0		$244.99	11/07/2013	11/07/2023
	43,430	0		$263.62	11/06/2014	11/06/2024
	30,816	7,704		$312.36	11/05/2015	11/05/2025
	18,129	12,086		$397.95	11/03/2016	11/03/2026
			12,678	$397.95	11/03/2016	11/03/2026
	6,922	10,383		$671.60	11/02/2017	11/02/2027
	3,768	15,072		$595.31	11/08/2018	11/08/2028
	0	18,940		$720.81	11/07/2019	11/07/2029
Shawn P. Vadala							517	410,126	2,472	1,960,988
	1,740	0		$149.95	11/02/2011	11/02/2021
	3,585	0		$169.37	10/31/2012	10/31/2022
	3,770	0		$244.99	11/07/2013	11/07/2023
	3,540	0		$263.62	11/06/2014	11/06/2024
	2,584	646		$312.36	11/05/2015	11/05/2025
	1,557	1,038		$397.95	11/03/2016	11/03/2026
	710	1,065		$671.60	11/02/2017	11/02/2027
	808	3,232		$595.31	11/08/2018	11/08/2028
	0	4,060		$720.81	11/07/2019	11/07/2029
Peter Aggersbjerg							207	164,209	1,522	1,207,372
	464	696		$671.60	11/02/2017	11/02/2027
	457	1,828		$595.31	11/08/2018	11/08/2028
	0	2,650		$720.81	11/07/2019	11/07/2029
Marc de La Guéronnière							572	453,756	2,388	1,894,353
	4,435	0		$263.62	11/06/2014	11/06/2024
	5,984	1,496		$312.36	11/05/2015	11/05/2025
	3,519	2,346		$397.95	11/03/2016	11/03/2026
	1,318	1,977		$671.60	11/02/2017	11/02/2027
	717	2,868		$595.31	11/08/2018	11/08/2028
	0	3,580		$720.81	11/07/2019	11/07/2029
Gerhard Keller							219	173,728	804	637,797
	162	0		$244.99	11/07/2013	11/07/2023
	309	0		$263.62	11/06/2014	11/06/2024
	291	97		$312.36	11/05/2015	11/05/2025
	303	202		$397.95	11/03/2016	11/03/2026
	316	474		$671.60	11/02/2017	11/02/2027
	316	1,264		$595.31	11/08/2018	11/08/2028
	0	1,610		$720.81	11/07/2019	11/07/2029

(1)
Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except the performance options granted to Mr. Filliol on November 3, 2016, which vest on March 1, 2022 only if the company achieves 12% compound annual growth in its fully diluted earnings per share, subject to certain adjustments, between January 1, 2017 and December 31, 2021.

(2)
For Messrs. Filliol, Vadala, and de La Guéronnière includes performance share units (PSUs) granted on November 3, 2016, which vested January 8, 2020. For Messrs. Vadala, Aggersbjerg, and Keller includes unvested restricted stock units (RSUs) as follows,

COMPENSATION DISCUSSION AND ANALYSIS

which vest ratably over five years from the first anniversary of the date of grant. The market value figures shown above are calculated using the closing share price of  $793.28 on December 31, 2019.
Name	Grant Type	Grant Date	Unvested Units (#)
Shawn P. Vadala	RSU	11/05/2015	44
Peter Aggersbjerg	RSU	02/04/2016	96
	RSU	11/03/2016	111
Gerhard Keller	RSU	11/05/2015	54
	RSU	11/03/2016	91
	RSU	11/02/2017	74
(3)
Includes PSUs that have a three-year performance period from the grant date and vest each January following satisfaction of the performance criteria. Unearned units shown are the maximum award possible under each grant. The market value figures shown above are calculated using the closing share price of  $793.28 on December 31, 2019.

Name	Grant Type	Grant Date	Unearned Units (#)
Olivier A. Filliol	PSU	11/02/2017	3,410
	PSU	11/08/2018	4,874
	PSU	11/07/2019	4,632
Shawn P. Vadala	PSU	11/02/2017	434
	PSU	11/08/2018	1,046
	PSU	11/07/2019	992
Peter Aggersbjerg	PSU	11/02/2017	284
	PSU	11/08/2018	590
	PSU	11/07/2019	648
Marc de La Guéronnière	PSU	11/02/2017	584
	PSU	11/08/2018	928
	PSU	11/07/2019	876
Gerhard Keller	PSU	11/08/2018	410
	PSU	11/07/2019	394
Option Exercises and Stock Vested in Fiscal 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Olivier A. Filliol	135,360	78,705,313	—	—
Shawn P. Vadala	2,385	1,338,301	96	68,342
Peter Aggersbjerg	—	—	103	70,121
Marc de La Guéronnière	13,225	6,410,645	—	—
Gerhard Keller	157	85,151	185	131,862

COMPENSATION DISCUSSION AND ANALYSIS

Payments Upon Termination or Change in Control
The named executive officers are not entitled to any payment upon a change in control or upon termination of employment, regardless of the type of termination.
The company may terminate the employment of each of the named executive officers after giving the requisite 6 – 12 months’ notice. Named executive officers continue receiving their base salary, cash incentive, and benefits during the contractual notice period. Equity grants continue to vest as scheduled so long as an individual remains employed or serves as a director, and in the case of Mr. Filliol equity grants would vest monthly, pro rata, during the notice period for grants starting in 2018. In all cases vesting ceases on their last day of employment, regardless of the type of termination. Named executive officers forfeit unvested equity grants, and vested equity grants in a termination for cause, on the last day of employment.
Equity grants to the named executive officers do not accelerate and do not vest automatically upon a change in control, except for equity grants made between 2015 and 2017 for Mr. Filliol and Mr. Vadala. The table below shows the value of those options that are still subject to accelerated vesting, assuming a change of control event occurred as of December 31, 2019. The expense associated with this acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The values shown below are calculated as the difference between $793.28, the share price on December 31, 2019, and the respective exercise price.
Name	Net Value of Accelerated Unvested Stock Options
Olivier A. Filliol	$14,758,363
Shawn P. Vadala	850,616
Peter Aggersbjerg	0
Marc de La Guéronnière	0
Gerhard Keller	0

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.”
The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from the Chairman, Head of Human Resources, and the Chief Executive Officer regarding the amount and form of executive and director compensation.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the members of the
Compensation Committee:
Thomas P. Salice, Chair
Richard Francis
Michael A. Kelly

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the company are entitled to vote at the annual meeting to approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.
As described more fully in the Compensation Discussion and Analysis section of this proxy statement and accompanying tables and narratives, our compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term. The company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the POBS Plus Incentive System for Group Management and the 2013 Equity Incentive Plan, make up a majority of the pay that the company provides to our executives.
We have a long track record of delivering superior results for our shareholders. In the 20-year period ending December 31, 2019, the company’s total return to shareholders has been 1977%, compared with 224% for the S&P 500. Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly qualified team to run the company.
We believe our executive compensation programs are transparent, consistent with current best practices, appropriately benchmarked to peers, and effective in supporting our company and our business objectives.
•
Our compensation programs are substantially tied to the achievement of key business objectives and to long-term shareholder returns.

•
Both our short-term and our long-term incentives are performance-based.

•
Performance is objectively measured.

•
Targets are set at challenging levels.

•
Stock options granted to executives have a ten-year term and vest over five years, which helps management focus on sustainable and long-term value creation.

•
We carefully monitor the compensation of executives from companies of similar size and complexity to help us to ensure our programs are within the range of market practices.

The company seeks your advisory vote on our executive compensation programs. Shareholder advisory votes on our executive compensation programs will occur annually. After the 2020 Annual Meeting of Shareholders, the next such shareholder advisory vote will occur at the 2021 Annual Meeting of Shareholders. We ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation. An abstention shall not count as a vote cast with respect to this proposal. We ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission.

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers, and owners of more than 5% of the company’s common stock as of the record date March 9, 2020 (December 31, 2019 in the case of 5% shareholders):
	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
5% Shareholders:
The Vanguard Group	2,775,467	11.4%
100 Vanguard Blvd. Malvern, PA 19355
FMR LLC	2,074,316	8.5%
245 Summer Street Boston, MA 02210
BlackRock, Inc.	1,755,503	7.2%
55 East 52nd Street New York, NY 10055
	Direct	Indirect(2)	Total
	Number			Percent
Directors:
Robert F. Spoerry(3)	237,974	49,668	287,642	1.2%
Wah-Hui Chu(4)	2,916	12,387	15,303	*
Domitille Doat-Le Bigot	0	0	0	*
Olivier A. Filliol	16,279	242,936	259,215	1.1%
Elisha W. Finney	155	713	868	*
Richard Francis	392	1,545	1,937	*
Michael A. Kelly	1,516	5,359	6,875	*
Thomas P. Salice(5)	116,403	9,787	126,190	*
Named Executive Officers:
Shawn P. Vadala	5,010	17,409	22,419	*
Peter Aggersbjerg	357	921	1,278	*
Marc de La Guéronnière	12,557	15,973	28,530	*
Gerhard Keller	0	1,697	1,697	*
All Directors and Executive Officers as a Group (13 persons):	393,710	378,347	772,057	3.2%

*
The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)
Calculations of percentage of beneficial ownership are based on 23,980,520 shares of common stock outstanding on March 9, 2020. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)
Represents shares subject to stock options that are exercisable within 60 days.

(3)
Includes 221,826 shares held by Mr. Spoerry’s children (with respect to which Mr. Spoerry has beneficial ownership, including full voting and dispositive control) and 10,000 shares held by Mr. Spoerry’s spouse.

(4)
Includes 1,000 shares held by M&W Consultants Limited, in which Mr. Chu has voting and investment power.

(5)
Includes 30,636 shares held by a family foundation and over which Mr. Salice shares voting and investment power with his spouse as trustees, and 40,000 shares owned by a limited liability company in which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the family foundation and the limited liability company except to the extent of his pecuniary interests therein.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Messrs. Salice, Francis, and Kelly, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2019. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Availability of Form 10-K and Annual Report to Shareholders
The company’s Annual Report to shareholders for the fiscal year ended December 31, 2019, including consolidated financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.
The Annual Report is available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report.” Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4748.
Electronic Delivery of Annual Report and Proxy Statement
If you wish to receive future annual reports, proxy statements and other materials, and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail, by telephone, or via the Internet.
How to Submit Shareholder Proposals
Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 16, 2020. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the SEC and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.
Expenses of Solicitation
The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees, and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.
Delivery of Documents to Shareholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and our 2019 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2019 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and

ADDITIONAL INFORMATION

annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4748. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Other Matters
We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

METTLER-TOLEDO INTERNATIONAL INC. VOTE

Your vote matters – here's how to vote!

Votes submitted electronically must be received by 11:59pm, (Eastern Time), on May 6, 2020.

Online
Go to **www.investorvote.com/MTD** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

2020 Annual Meeting Proxy Card

1. ELECTION OF DIRECTORS

Proposal	For	Against	Abstain
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

1 U P X

036MGA

1.1 - Robert F. Spoerry1.2 - Wah-Hui Chu1.3 - Domitille Doat-Le Bigot1.4 - Olivier A. Filliol1.5 - Elisha W. Finney1.6 - Richard Francis1.7 - Michael A. Kelly1.8 - Thomas P. SaliceFor Against Abstain For Against Abstain For Against Abstain1 U P XMETTLER-TOLEDO INTERNATIONAL INC.Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.036MGA++Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR A Proposals 2 and 3.2. RATIFICATION OF INDEPENDENT REGISTERED PUBLICACCOUNTING FIRM3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION1. ELECTION OF DIRECTORSFor Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give fulltitle.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2020 Annual Meeting Proxy CardFor Against AbstainYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/MTD or scanthe QR code — login details are located inthe shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.investorvote.com/MTDPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaVotes submitted electronically must bereceived by 11:59pm, (Eastern Time), onMay 6, 2020.Your vote matters – here’s how to vote!

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.investorvote.com/MTDNotice of 2020 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — May 7, 2020The undersigned hereby appoints Robert F. Spoerry and Shawn P. Vadala, and each of them, Proxies for the undersigned, each with the power of substitution,to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meetingof Shareholders of Mettler-Toledo International Inc. to be held on May 7, 2020 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the Proxies according to the directions marked on the reverse side. If no such directions are indicated, theProxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side)Proxy - Mettler-Toledo International Inc.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++You can view the 2019 Annual Report to Stockholders and the 2020 Proxy Statementon the Internet at: www.mt.com/proxyonline